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                                                                EXHIBIT 99.1


                            FOR IMMEDIATE RELEASE
                            ---------------------

                      NEWCOR, INC. FILES PROPOSED JOINT
                      CHAPTER 11 PLAN OF REORGANIZATION


         LAS VEGAS, NEVADA--October 16, 2002--EXX INC. (Amex: EXX.A; EXX.B) today reported that Newcor, Inc. and its wholly-owned subsidiaries, as debtors and debtors-in-possession, filed a proposed Joint Plan of Reorganization in their chapter 11 cases pending before the United States Bankruptcy Court for the District of Delaware.

         The Plan provides for Newcor to continue as a going concern and results in a significant reduction of debt from Newcor's capital structure. Specifically, the Plan provides for the cancellation of $125 million of senior notes and a distribution of $28 million of new notes to holders of allowed unsecured claims.

         As described more fully in the Plan, the Plan provides for, among other things, holders of administrative claims, priority tax claims, priority non-tax claims, and secured creditors to be paid in full. Holders of unsecured claims are to receive their pro-rated share of the $28 million of new notes and $20 million in cash, of which $6 million shall be from a rights offering, that will be subscribed to by EXX INC. on a standby basis. In addition, David A. Segal, the largest shareholder of EXX and Chief Executive Officer of EXX and Newcor, would agree to purchase, on a standby basis, up to $3 million of new notes to be issued under the Plan by Newcor. Pursuant to the rights offering, it is anticipated that Newcor will cease to be a stand-alone public reporting company and will become a subsidiary of EXX.

         Confirmation of the Plan is subject to the requisite vote of creditors and approval by the Bankruptcy Court. The foregoing discussion is qualified in its entirety by reference to the specific provisions of the Plan, which are subject to change before a proposed definitive Plan and related Disclosure Statement are mailed to Newcor's creditors and shareholders.

         Newcor, headquartered in Royal Oak, Michigan, designs and manufactures precision machined parts, molded rubber and plastic products, as well as custom machines and manufacturing systems.

         EXX INC. is a holding company based in Las Vegas, Nevada engaged in the production and sale of electric motors sold to a variety of industries, cable pressurization and monitoring equipment for the telecommunications industry and toys. EXX's Class A common stock and Class B common stock are listed on the American Stock Exchange under the symbols EXX.A and EXX.B.

         Certain information contained herein includes information that is forward-looking. The matters referred to in forward-looking statements may be affected by the risks and uncertainties involved in EXX's business. These forward-looking statements are qualified in their entirety by the cautionary statements contained in filings by EXX with the Securities and Exchange Commission.